Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Donegal Group Inc.:

We consent to the incorporation by reference into this Registration Statement on Form S-3 of Donegal Group, Inc. of our report dated March 8, 2013, with respect to the consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows of Donegal Financial Services Corporation for the year ended December 31, 2012, which appear as a schedule to the December 31, 2014 annual report on Form 10-K of Donegal Group, Inc.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Lancaster, Pennsylvania

April 29, 2015